As filed with the Securities and Exchange Commission on December 16, 1994
                               Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          _______________________
                                 Form S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                          _______________________
                          The Timberland Company
          (Exact name of registrant as specified in its charter)

Delaware                                         02-0312554
(State or other jurisdiction                  (I.R.S. Employer  of
incorporation or organization)               Identification Number)



                             200 Domain Drive
                      Stratham, New Hampshire  03885
    (Address, of principal executive offices, including zip code)

                             SIDNEY W. SWARTZ
                          The Timberland Company
                             200 Domain Drive
                      Stratham, New Hampshire  03885
                              (603) 772-9500
           (Name and address, including zip code, and telephone
        number, including area code, of agent for service)
                            __________________


               Please send copies of all communications to:
                           HEMMIE CHANG, ESQUIRE
                               Ropes & Gray
                          One International Place
                        Boston, Massachusetts 02110
                              (617) 951-7000
Approximate date of commencement of proposed sale to the public
____________________.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. XX



                      CALCULATION OF REGISTRATION FEE

Title of                     Proposed     Proposed
each class                   maximum      maximum    Amount
securities      Amount       offering     aggregate  of
to be           to be        price per    offering   registration
registered      registered   share<F1>    price<F1>  fee



Class A          37,500      $12.00       $450,000   $156.00
Common Stock
$.01 Par Value

<f>
<F1>  The offering price for the shares subject to options on the date hereof is the actual exercise price of such options.
</f>

                         Exhibit Index on page 13;
                            Page 1 of 18 pages.







                          THE TIMBERLAND COMPANY


                           Class A Common Stock
                               37,500 Shares




   This Prospectus relates to shares of Class A Common Stock, $.01 par value per share ("Common Stock"), of The Timberland Company (the "Company" or "Registrant") which may be delivered by the Company under certain Stock Option Agreements, as in effect from time to time (the "Plan"). The Plan permits eligible directors of the Company to purchase shares of the Common Stock of the Company at an advantageous price through the exercise of stock options.
Subject to adjustments for stock splits and similar events, the total number of shares of Common Stock that can be delivered under the Plan is 37,500 shares.

Investment considerations are discussed on page 2 of this Prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   The Company's Common Stock is listed on the New York Stock Exchange.








             The date of this Prospectus is December   , 1994.









                                 CONTENTS

                                                           Page

AVAILABLE INFORMATION                                        1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE              1

INVESTMENT CONSIDERATIONS                                    2

USE OF PROCEEDS                                              3

PLAN OF DISTRIBUTION                                         4









                            AVAILABLE INFORMATION

    The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Registrant can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    The Registrant's Common Stock is listed on the New York Stock Exchange and reports, proxy and information statements and other information concerning the Registrant can be inspected at 20 Broad Street, New York, New York 10005.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Securities and Exchange Commission (the "Commission") (File No. 1-9548) are incorporated herein by reference:

    (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1993, as amended, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

    (b) The Company's quarterly reports on Form 10-Q for the fiscal quarters ended April 1, 1994, July 1, 1994 and September 30, 1994 filed pursuant to
Section 13(a) or 15(d) of the Exchange Act.

    (c) The description of the Company's Common Stock, contained in the Company's Registration Statement on Form 8-A (Commission File Number 1-9548), filed pursuant to Section 12(g) of the Exchange act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a),
Section 13(c), Section 14 and Section 15(d) of the Exchange Act after the date of this Prospectus prior to the termination of the offering shall be deemed incorporated herein by reference from the date of filing of such documents.

    The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such documents may be obtained by writing to The Timberland Company, Assistant Secretary, 200 Domain Drive, Stratham, New Hampshire, 03885, or by calling (603) 772-9500.

    No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus relates solely to shares of Common Stock issuable under the Plan and it may not be used or relied on in connection with any other offer or sale of securities of the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation in any state in which, or to any person to whom, it is unlawful to make such offer or solicitation.
                          _________________________


                                 THE COMPANY

    The Timberland Company, a Delaware corporation, has its principal executive offices at 200 Domain Drive, Stratham, New Hampshire 03885 (telephone number
(603) 772-9500).

    The Timberland Company designs, develops, manufacturers and markets men's and women's premium quality footwear, apparel and accessories under the Timberland brand. These products are sold primarily through better-grade department stores and retail stores throughout the United States and in more than 50 countries worldwide. In addition, the Company sells its products through specialty stores devoted exclusively to Timberland products which are operated or licensed by it in the United States, Europe, South America, Mexico, Australia, New Zealand and Asia. The Company also sells its products through Company-operated factory outlet stores.


                         INVESTMENT CONSIDERATIONS

    The following risk factors should be considered together with the other information contained in this Prospectus, in evaluating an investment in the Company.

    Competition. The Company has a variety of separate major competitors in sales of its separate lines of footwear, apparel and accessories. The Company's footwear lines are marketed in a highly competitive environment, and the footwear industry is subject to rapid changes in consumer preference. Although the footwear industry is fragmented to a great degree, many of the Company's competitors are larger and have substantially greater resources than the Company.

    Reliance on Personnel. The Company is dependent on its senior management including its Chief Executive Officer, Sidney W. Swartz, and its Chief Operating Officer, Jeffrey B. Swartz. There can be no assurance that the Company will be able to retain the services of its senior management. The loss of key management personnel could have an adverse effect on the Company and its operations.


    Liquidity and Capital Resources. The Company uses unsecured revolving and committed lines of credit as the primary sources of financing to meet its seasonal and general working capital requirements. In order to meet its capital requirements in the coming year, the Company completed a private placement with a group of lenders for $106 million of senior unsecured notes (the "Notes") on December 15, 1994. The Company has proposed that the Notes bear interest at a fixed rate of 8.94% per annum and mature in 2001. The proceeds from the sale of the Notes will be used to repay existing indebtedness. The failure to raise capital on a timely basis to fund the Company's growth could have a material adverse effect on the Company, its liquidity and its operations.

    Seasonality. The Company's sales and profits have traditionally been higher in the second half of the year than the first half and the Company expects this trend to continue. Weather conditions can have an impact on the sale of certain product lines. For instance, unseasonably warm weather has adversely affected the Company's sales of winter clothing and footwear for the fourth quarter of 1994.

    Control by Existing Stockholders. Sidney W. Swartz owns over 99% of the Company's Class B Common Stock, and a trust for the benefit of his family owns 3,442,654 shares of Common Stock. Thus, Mr. Swartz alone holds over 80% of the combined voting power of the Company's capital stock and the trust holds more than 45% of the outstanding Common Stock. This enables Mr. Swartz to control the Company's affairs and the trust to exercise considerable influence over the election of all directors entitled to be elected by the holders of the Common Stock voting separately as a class.

    Manufacturing. Some of the Company's products are manufactured in the Dominican Republic and sourced from third-party suppliers abroad, and imports from these locations may, in the future, be subject to restrictions by the United States.


                              USE OF PROCEEDS

    The Company has no current specific plan for the proceeds from the securities to be offered upon the exercise of the options granted under the Plan. The principal reason for the offering is to remove restrictions on the shares to be issued upon the exercise of options granted to John F.
Brennan and Abraham Zaleznik, as directors of the Company ("Directors").


                               OFFERING PRICE

    The offering price of these shares, $12.00 per share, equals the exercise price of the options granted to the Directors under the Plan. The exercise price was equal to the public trading market price of the Common Stock on the date the options were granted.


                            PLAN OF DISTRIBUTION

    The Common Stock being registered hereby is being offered to the Directors upon the exercise of certain options, effective May 26, 1988, (the "Options") granted to them under the Stock Option Agreements dated March 20, 1987 (the "Plan"). A Director may purchase the Common Stock by exercising in whole or in part the Option granted to him under the Plan. Each Option is for 18,750 shares of Common Stock and the exercise price of each Option is $12.00 per share. Each Option is now fully exercisable and expires as a whole on May 26, 1997 (ten years from the effective date of grant).

    Each Option may only be exercised during a Director's tenure as a director of the Company; provided, however, that (a) if a Director dies while serving as a director of the Company, his entire Option shall be immediately exercisable, and shall remain exercisable for a period of one year thereafter, by the Director's executor or administrator, or by the person or persons to whom the Option is transferred by will, and (b) if a Director ceases acting as a director of the Company, then his Option is exercisable, to the extent that it was exercisable on the date the Director ceases acting as a director, for a period of three months following such date.

    Subject to the aforementioned limitations on exercisability of the Option, the Director, or his heirs or assigns may exercise the Option at any time by notice in writing delivered to the Company at its principal office ("Exercise Notice"). The Option may be exercised in whole or in part; however, no partial exercise shall be in increments of less than 500 shares. An Exercise Notice must be accompanied by payment in full in immediately available funds of the exercise price for the number of shares as to which the Option is being exercised.

    Timberland will not be obligated to deliver any shares upon the exercise of the Option unless and until (a) all applicable federal and state laws and regulations have been complied with, and (b) all other legal matters in connection with the issuance and delivery of shares have been approved by Timberland's counsel.

    In the event of a stock dividend, stock split, combination of shares or other similar capital change affecting the Company, the exercise price and the number of shares of Common Stock subject to the Option shall be appropriately adjusted.

    Option rights under the Plan are not transferable without the consent of the Company which will not be unreasonably withheld.





                                 PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution

Registration Fees         $   156.00
Legal Fees                $ 7,500.00
Accounting Fees           $ 2,500.00
                          __________
   TOTAL                  $10,156.00

Item 15.   Indemnification of Directors and Officers

Section 8 of the Company's Restated Certificate of Incorporation, as amended, requires that the Company indemnify directors and officers to the maximum extent permitted by Delaware law, and also, upon request, to advance litigation expenses to directors and officers. Section 9 provides that no director of the Company shall be liable for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to eliminate or limit the personal liability of a director to the Corporation and its stockholders for monetary damages for any breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.

Item 16.   Exhibits

Exhibit Number

    4           Stock Option Agreements.

    5           Opinion of Ropes & Gray.

    15          Letter re Unaudited Interim Financial Information.

    23.1        Consent of Deloitte & Touche L.L.P.

    23.2 Consent of Ropes & Gray (contained in the opinion filed as Exhibit 5 to this registration statement).

    24 Powers of Attorney (included on page 12 of this Registration Statement under the caption "Power of Attorney").

Item 17.   Undertakings

    (a)   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.









                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stratham, State of New Hampshire, on the 16th day of December, 1994.

                             THE TIMBERLAND COMPANY


                             By: /s/ Sidney W. Swartz
                                 Sidney W. Swartz
                                 Chief Executive Officer

                             POWER OF ATTORNEY

    Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and constitutes Sidney W. Swartz, Jeffrey B. Swartz and Dennis W. Hagele, and each of them singly, his true and lawful attorneys with full power to them, and each of them singly, to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, and he hereby ratifies and confirms his signature as it may be signed by said attorneys, or any of them, to any and all such amendments.

Signature               Capacity in Which Signed               Date

/s/ Sidney W. Swartz
Sidney W. Swartz        Chairman of the Board, Chief           12/16/94
                        Executive Officer, President and
                        Director (principal executive officer)

/s/ Keith D. Monda
Keith D. Monda          Senior Vice President-Finance and      12/16/94
                        Administration and Chief Financial
                        Officer (principal financial officer)

/s/ Dennis W. Hagele
Dennis W. Hagele        Corporate Controller and Chief         12/16/94
                        Accounting Officer (controller and
                        principal accounting officer)

/s/ Jeffrey B. Swartz
Jeffrey B. Swartz       Executive Vice President               12/16/94
                        Chief Operating Officer and
                        Director

/s/ John F. Brennan
John F. Brennan         Director                               12/16/94

/s/ Abraham Zaleznik
Abraham Zaleznik        Director                               12/16/94

/s/ Robert M. Agate
Robert M. Agate         Director                               12/16/94


                               EXHIBIT INDEX



Number      Title of Exhibit                        Page

  4         Stock Option Agreements                  14
            (The Stock Option Agreement
            between the Company and
            Abraham Zaleznik has been
            omitted.  It is substantially
            identical to the Stock Option
            Agreement between John F.
            Brennan and the Company in all
            material respects except as to the
            parties thereto.)

  5         Opinion of Ropes & Gray                   16

 15         Letter re Unaudited Interim Financial     17
            Information

 23.1       Consent of Deloitte & Touche L.L.P.       18

 23.2       Consent of Ropes & Gray (contained in
            the opinion filed as Exhibit 5 to this
            registration statement)

 24         Powers of Attorney (included on page 11
            of this Registration Statement under the caption "Power of Attorney")